Exhibit 24

Power of Attorney for SEC Forms 3, 4 and 5

The undersigned appoints and authorizes each of Mark Schmitz, Chief Financial Officer, and Jon Gordon, General Counsel & Secretary of Deep Fission Inc., as attorneys-in-fact with authority to prepare, sign, and file on behalf of the undersigned any and all Forms 3, 4, and 5 (including any amendments thereto) required to be filed under Section 16(a) of the Securities Exchange Act of 1934, and any related documents necessary or appropriate in connection with such filings.

The undersigned grants each attorney-in-fact full power and authority to act individually, in the name and on behalf of the undersigned, with the same force and effect as if the undersigned were personally present, and hereby ratifies and confirms all lawful actions taken pursuant to this Power of Attorney. This Power of Attorney does not relieve the undersigned of responsibility for timely and accurate compliance with Section 16 or from any liability arising from failure to do so.

This Power of Attorney remains in effect until the undersigned provides written revocation to Deep Fission’s General Counsel or until the undersigned ceases to be subject to Section 16 with respect to the Company’s securities, whichever occurs first. This Power of Attorney shall be governed by the laws of the State of Delaware.

Signed:	/s/ Elizabeth Muller
Name:	Elizabeth Muller
Date:	December 11, 2025